Exhibit 99

For Immediate Release

3M Announces Fourth-Quarter Results;

Company Posts Record Sales and Earnings Per Share for Both Fourth Quarter and Full Year

Fourth-Quarter Highlights:

—                                   Earnings of $1.62 per share, up 14.9 percent

—                                   Sales of $7.6 billion, up 2.4 percent

—                                   Organic local-currency sales growth of 3.4 percent

—                                   Operating income margins of 20.9 percent, up 1.4 percent year-on-year

—                                   Free cash flow conversion of 131 percent

—                                   Returned $2.1 billion to shareholders via dividends and gross share repurchases

ST. PAUL, Minn. — January 30, 2014 — 3M (NYSE: MMM) today reported fourth-quarter earnings of $1.62 per share, an increase of 14.9 percent versus the fourth quarter of 2012. Sales grew 2.4 percent year-on-year to $7.6 billion. Organic local-currency sales grew 3.4 percent, acquisitions added 0.7 percent to sales and currency impacts reduced sales by 1.7 percent year-on-year. Sales and per-share earnings were the highest of any fourth quarter in 3M’s history.

Operating income was $1.6 billion and operating income margins for the quarter were 20.9 percent. Fourth-quarter net income was $1.1 billion and the company converted 131 percent of net income to free cash flow.

3M paid $423 million in cash dividends to shareholders and repurchased $1.7 billion of its own shares during the quarter.

Organic local-currency sales growth was 5.8 percent in Industrial, 4.8 percent in Safety and Graphics, 3.6 percent in Health Care, 1.3 percent in Consumer and 0.4 percent in Electronics and Energy. On a geographic basis, organic local-currency sales grew 4.5 percent in the U.S., 3.4 percent in EMEA (Europe, Middle East and Africa), 3.3 percent in Asia Pacific and 2.2 percent in Latin America/Canada.

Full-year 2013 earnings were $6.72 per share, an increase of 6.3 percent. Sales increased 3.2 percent to $30.9 billion with organic local-currency growth of 3.4 percent. Acquisitions added 1.4 percent to sales and foreign currency reduced sales by 1.6 percent. The company converted 89 percent of net income to free cash flow for the year and generated 20.0 percent return on invested capital.

For the full year, 3M paid $1.7 billion in cash dividends to shareholders and repurchased $5.2 billion of its own shares.

“The fourth quarter concluded a very successful year for 3M,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “We generated broad-based, profitable sales growth across the portfolio and per-share earnings rose nearly 15 percent in the quarter. Free cash flow conversion was 131 percent, which enabled us to continue investing in our businesses while also returning a record amount of cash to shareholders.”

Thulin continued, “3M employees around the world are bringing our vision and strategy to life and improving 3M’s relevance in the eyes of our customers. Three key levers — namely portfolio management, investing in innovation and business transformation — combined with more aggressive capital deployment, will drive enhanced value creation going forward.”

3M affirmed its 2014 full-year performance expectations. The company expects 2014 earnings to be in the range of $7.30 to $7.55 per share with organic local-currency sales growth of 3 to 6 percent. 3M also expects free cash flow conversion to be in the range of 90 to 100 percent.

Fourth-Quarter Business Group Discussion

Industrial

•                  Sales of $2.6 billion, up 6.1 percent in U.S. dollars. Organic local-currency sales increased 5.8 percent, acquisitions (Ceradyne) added 2.0 percent to sales and foreign currency translation reduced sales by 1.7 percent.

•                  On an organic local-currency basis:

•                  Sales growth was driven by advanced materials, automotive OEM, 3M Purification, aerospace and automotive aftermarket.

•                  Sales grew in all major geographies, with the largest increases in the U.S. and EMEA.

•                  Operating income was $553 million, up 13.9 percent year-on-year; operating margin of 21.5 percent.

Health Care

•                  Sales of $1.4 billion, up 2.4 percent in U.S. dollars. Organic local-currency sales increased 3.6 percent and foreign currency translation reduced sales by 1.2 percent.

•                  On an organic local-currency basis:

•                  Sales growth was strongest in health information systems, food safety, critical and chronic care and infection prevention; sales declined in drug delivery systems.

•                  Sales grew in all major geographies, with the strongest growth in Asia Pacific, Latin America/Canada and the U.S.

•                  Operating income was $425 million, a decrease of 1.0 percent; operating margin of 31.2 percent.

Safety and Graphics

•                  Sales of $1.3 billion, up 2.5 percent in U.S. dollars. Organic local-currency sales increased 4.8 percent and foreign currency translation reduced sales by 2.3 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by roofing granules, personal safety, commercial graphics and architectural markets.

•                  Sales rose in all major geographies, led by Latin America/Canada, Asia Pacific and the U.S.

•                  Operating income was $256 million, an increase of 15.6 percent year-on-year; operating margin of 19.1 percent.

Electronics and Energy

•                  Sales of $1.3 billion, a decrease of 1.0 percent in U.S. dollars. Organic local-currency sales increased 0.4 percent and foreign currency translation reduced sales by 1.4 percent.

•                  On an organic local-currency basis:

•                  Energy-related sales grew year-on-year, led by renewable energy and electrical markets; electronics-related sales declined, with growth in optical systems and electronic solutions more than offset by declines in other businesses.

•                  Sales grew in EMEA and the U.S., were flat in Asia Pacific and declined in Latin America/Canada.

•                  Operating income was $221 million, up 1.1 percent year-on-year; operating margin of 16.7 percent.

Consumer

•                  Sales of $1.1 billion, down 0.9 percent in U.S. dollars. Organic local-currency sales increased 1.3 percent, divestitures reduced sales by 0.2 percent and foreign currency translation reduced sales by 2.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by the consumer health care and home care businesses.

•                  Sales grew in Asia Pacific, the U.S. and EMEA, and declined in Latin America/Canada.

•                  Operating income was $226 million, down 3.4 percent year-on-year; operating margin of 20.4 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•                  Live webcast at http://investor.3M.com.

•                  Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•                  Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•                  Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21699394).

The telephone replay will be available until 10:00 a.m. CDT on February 04, 2014.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended December 31,		Twelve-months ended December 31,
	2013	2012	2013	2012

Net sales	$7,569	$7,387	$30,871	$29,904

Operating expenses
Cost of sales	3,976	3,991	16,106	15,685
Selling, general and administrative expenses	1,576	1,535	6,384	6,102
Research, development and related expenses	438	418	1,715	1,634

Total operating expenses	5,990	5,944	24,205	23,421

Operating income	1,579	1,443	6,666	6,483

Interest expense and income
Interest expense	32	44	145	171
Interest income	(11)	(10)	(41)	(39)

Total interest expense – net	21	34	104	132

Income before income taxes	1,558	1,409	6,562	6,351

Provision for income taxes	442	405	1,841	1,840

Net income including non-controlling interest	$1,116	$1,004	$4,721	$4,511

Less: Net income attributable to non-controlling interest	13	13	62	67

Net income attributable to 3M	$1,103	$991	$4,659	$4,444

Weighted average 3M common shares outstanding – basic	668.5	691.5	681.9	693.9
Earnings per share attributable to 3M common shareholders – basic	$1.65	$1.43	$6.83	$6.40

Weighted average 3M common shares outstanding – diluted	681.3	701.2	693.6	703.3
Earnings per share attributable to 3M common shareholders – diluted	$1.62	$1.41	$6.72	$6.32

Cash dividends paid per 3M common share	$0.635	$0.59	$2.54	$2.36

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Dec. 31, 2013	Dec. 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$2,581	$2,883
Marketable securities – current	756	1,648
Accounts receivable – net	4,253	4,061
Inventories	3,864	3,837
Other current assets	1,279	1,201
Total current assets	12,733	13,630
Marketable securities – non-current	1,453	1,162
Investments	122	163
Property, plant and equipment – net	8,652	8,378
Goodwill and intangible assets – net	9,033	9,310
Prepaid pension benefits (b)	577	16
Other assets (b)	980	1,217
Total assets	$33,550	$33,876

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,683	$1,085
Accounts payable	1,799	1,762
Accrued payroll	708	701
Accrued income taxes	417	371
Other current liabilities (a)	2,891	2,281
Total current liabilities	7,498	6,200
Long-term debt	4,326	4,916
Pension and postretirement benefits (b)	1,794	3,086
Other liabilities	1,984	1,634
Total liabilities	$15,602	$15,836

Total equity (a)(b)	$17,948	$18,040
Shares outstanding
December 31, 2013: 663,296,239 shares
December 31, 2012: 687,091,650 shares
Total liabilities and equity	$33,550	$33,876

(a)         3M has historically declared and paid dividends in the same quarter. In December 2013, 3M’s Board of Directors declared a first-quarter 2014 dividend of $0.855 per share (payable in March 2014). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2013, by approximately $0.6 billion.

(b)         The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2013, these required annual measurements increased stockholders’ equity by $0.9 billion, decreased pension and postretirement benefits’ long-term liabilities by $0.8 billion, increased prepaid pension benefits’ assets by $0.5 billion, and decreased deferred taxes within other assets by $0.4 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended December 31,
	2013	2012

NET CASH PROVIDED BY OPERATING ACTIVITIES	$5,817	$5,300

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,665)	(1,484)
Acquisitions, net of cash acquired	—	(1,046)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	627	(211)
Other investing activities	182	55

NET CASH USED IN INVESTING ACTIVITIES	(856)	(2,686)

Cash flows from financing activities:
Change in debt	(37)	722
Purchases of treasury stock	(5,212)	(2,204)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	1,609	1,012
Dividends paid to shareholders	(1,730)	(1,635)
Other financing activities	124	47

NET CASH USED IN FINANCING ACTIVITIES	(5,246)	(2,058)

Effect of exchange rate changes on cash and cash equivalents	(17)	108

Net increase (decrease) in cash and cash equivalents	(302)	664
Cash and cash equivalents at beginning of year	2,883	2,219

Cash and cash equivalents at end of period	$2,581	$2,883

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended December 31,		Twelve-months ended December 31,
	2013	2012	2013	2012

NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$1,993	$1,738	$5,817	$5,300
Purchases of property, plant and equipment	(543)	(507)	(1,665)	(1,484)

Free Cash Flow (c)	$1,450	$1,231	$4,152	$3,816

(c)          Free cash flow and free cash flow conversion are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	2013	2012

OTHER NON-GAAP MEASURES:
Net Working Capital Turns at Dec. 31 (d)	4.8	4.8

Return on Invested Capital for the twelve-months ended Dec. 31 (e)	20.0%	19.8%

(d)         The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

(e)          The Company uses non-GAAP measures to focus on shareholder value creation. 3M uses Return on Invested Capital (ROIC), defined as annualized after-tax operating income (including interest income) divided by average operating capital. Operating capital is defined as net assets (total assets less total liabilities) excluding debt. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

During the first quarter of 2013, 3M completed a realignment of its business segments, as discussed in the following “Business Segments” section, and realigned its geographic area reporting to include Puerto Rico in the United States, rather than in the Latin America/Canada region.  The financial information presented herein reflects, for all periods presented, the impact of these realignments.

	Three-months ended December 31, 2013
Sales Change Analysis By Geographic Area	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume – organic	3.1%	3.4%	2.7%	(4.3)%	2.0%
Price	1.4	(0.1)	0.7	6.5	1.4
Organic local-currency sales	4.5	3.3	3.4	2.2	3.4
Acquisitions	0.9	0.1	1.3	—	0.7
Divestitures	(0.1)	—	—	—	—
Translation	—	(5.3)	2.5	(5.9)	(1.7)
Total sales change	5.3%	(1.9)%	7.2%	(3.7)%	2.4%

	Three-months ended December 31, 2013
Worldwide Sales Change Analysis By Business Segment	Organic local- currency sales	Acqui- sitions	Divest- itures	Trans- lation	Total sales change

Industrial	5.8%	2.0%	—%	(1.7)%	6.1%
Safety and Graphics	4.8%	—%	—%	(2.3)%	2.5%
Electronics and Energy	0.4%	—%	—%	(1.4)%	(1.0)%
Health Care	3.6%	—%	—%	(1.2)%	2.4%
Consumer	1.3%	—%	(0.2)%	(2.0)%	(0.9)%

	Twelve-months ended December 31, 2013
Sales Change Analysis By Geographic Area	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume — organic	2.4%	4.3%	1.5%	1.5%	2.5%
Price	0.7	(0.7)	0.6	5.6	0.9
Organic local-currency sales	3.1	3.6	2.1	7.1	3.4
Acquisitions	2.5	0.2	2.0	0.3	1.4
Divestitures	(0.1)	—	—	—	—
Translation	—	(4.3)	1.2	(5.1)	(1.6)
Total sales change	5.5%	(0.5)%	5.3%	2.3%	3.2%

	Twelve-months ended December 31, 2013
Worldwide Sales Change Analysis By Business Segment	Organic local- currency sales	Acqui- sitions	Divest- itures	Trans- lation	Total sales change

Industrial	4.6%	3.6%	—%	(1.7)%	6.5%
Safety and Graphics	4.2%	1.3%	—%	(2.1)%	3.4%
Electronics and Energy	—%	—%	—%	(1.2)%	(1.2)%
Health Care	5.0%	0.1%	—%	(1.3)%	3.8%
Consumer	3.0%	—%	(0.1)%	(1.8)%	1.1%

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2013, 3M completed a realignment of its business groups (segments) to better serve global markets and customers. This realignment included:

•                  The alignment of divisions into five business groups (segments) as further described below.

•                  The combination of certain existing divisions into new divisions. These included the Traffic Safety and Security Division (reflecting the combination of the former Traffic Safety Systems Division and Security Systems Division) and the Optical Systems Division (reflecting the combination of the former Optical Systems Division and Mobile Interactive Solutions Division).

•                  The movement of certain product lines between various divisions.

In addition to the above, there were also adjustments for dual credit reporting to reflect the realigned structure. The new structure is comprised of five business segments: Industrial, Safety and Graphics, Electronics and Energy, Health Care, and Consumer.

Industrial: This business segment, previously referred to as Industrial and Transportation, is largely unchanged, except for the transfer of the Renewable Energy Division to the Electronics and Energy business segment.

Safety and Graphics: This business segment includes Architectural Markets, Building and Commercial Services, Commercial Graphics, Industrial Mineral Products, Personal Safety, and Traffic Safety and Security. This new business segment also reflects the movement of certain product lines between various divisions.

Electronics and Energy: This business segment includes Communication Markets, Electrical Markets, Electronics Markets Materials, Electronic Solutions, Infrastructure Protection, Optical Systems, Renewable Energy, and 3M Touch Systems. This new business segment also reflects the movement of certain product lines between various divisions.

Health Care: This business segment is largely unchanged, except for the movement of certain product lines between various divisions.

Consumer: This business segment, previously referred to as Consumer and Office, is largely unchanged, except for the movement of certain product lines between various divisions.

The financial information presented herein reflects, for all periods presented, the impact of this realignment. Refer to 3M’s Current Report on Form 8-K furnished on March 1, 2013, and 3M’s Current Report on Form 8-K filed on May 16, 2013, for additional information concerning the business segment and geographic area realignments effective in the first quarter of 2013.

BUSINESS SEGMENT INFORMATION NET SALES	Three-months ended December 31,		Twelve-months ended December 31,
(Millions)	2013	2012	2013	2012

Industrial	$2,572	$2,424	$10,584	$9,943
Safety and Graphics	1,339	1,306	5,657	5,471
Electronics and Energy	1,327	1,340	5,393	5,458
Health Care	1,359	1,327	5,334	5,138
Consumer	1,103	1,114	4,435	4,386
Corporate and Unallocated	2	—	8	4
Elimination of Dual Credit	(133)	(124)	(540)	(496)

Total Company	$7,569	$7,387	$30,871	$29,904

BUSINESS SEGMENT INFORMATION OPERATING INCOME	Three-months ended December 31,		Twelve-months ended December 31,
(Millions)	2013	2012	2013	2012

Industrial	$553	$485	$2,296	$2,236
Safety and Graphics	256	220	1,239	1,217
Electronics and Energy	221	219	954	1,026
Health Care	425	429	1,672	1,641
Consumer	226	233	945	943
Corporate and Unallocated	(73)	(116)	(322)	(471)
Elimination of Dual Credit	(29)	(27)	(118)	(109)

Total Company	$1,579	$1,443	$6,666	$6,483

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $31 billion in sales, 3M employs 89,000 people worldwide and has operations in more than 70 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000